MAM Sells New Brunswick Division of The Maricor Group

PRESQUE ISLE, ME -- 06/25/2007 -- Officials at Maine & Maritimes Corporation (AMEX: MAM) today announced that the assets of the New Brunswick Division of The Maricor Group, Canada Ltd ("TMGC") have been sold to Toronto-based MCW Consultants Ltd.

This transaction completes the divestiture of the assets of TMGC. The aggregate proceeds from the sale of the Halifax and New Brunswick Divisions totaled nearly $2 million, which will be used to retire debt incurred in connection with the original acquisitions, and may result in an additional book loss beyond the estimated loss reported in MAM's Form 10-K for the period ending December 31, 2006.

According to Richard G. Daigle, Chairperson of the Board of Directors of Maine & Maritimes Corporation, "We are pleased with the progress we have made in divesting of our unregulated divisions to date. We hope to wind down or complete the divestitures of Maricor Properties and The Maricor Group New England by the end of the year, which will enable us to focus on our utility business going forward."

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (AMEX: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 35,000 electricity customers in Northern Maine. MAM is also the parent company for subsidiaries involved in unregulated operations such as engineering and real estate. Corporate headquarters are located in Presque Isle, Maine and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-G = General Releases

For More Information Contact:
Annette N. Arribas, CTP, CCEP
VP Investor Relations, Corporate Compliance, and Treasurer
Tel: 207.760.2402
www.maineandmaritimes.com